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                       KEYPORT FERRY OPERATION AGREEMENT


     THIS AGREEMENT made this 1st day of October, 2001, by and between LIGHTHOUSE FAST FERRY, INC., a New Jersey corporation, doing business as New York Fast Ferry, and having its principal offices at 195 Fairfield Avenue, Suite 3C, West Caldwell, New Jersey 07006 (the "Ferry Operator") and KEYPORT FAST FERRY, LLC, a New Jersey limited liability company having its principal offices at 16 Parkway, Monmouth Hills, New Jersey (the "Company");

                                  WITNESSETH:

     WHEREAS, the Borough of Keyport in the County of Monmouth has a one (1) year Lease with Keyport Fast Ferry, LLC and special events ferry service between the Borough of Keyport and the Borough of Manhattan, New York City upon premises leased from the Borough of Keyport ("Keyport Waterfront"); and
     WHEREAS, the Company has secured property suitable for parking of motor vehicles, consisting of not less than three hundred (300) parking spaces, for the use of passengers embarking and debarking at the Keyport Waterfront and utilizing the Fast Ferry Service (the "Parking Premises"); and
     WHEREAS, the Company has the facilities and the expertise necessary to provide all land-side services needed for successful operation of the Fast Ferry Service as more fully described below, including, but not limited to, parking, bus/shuttle service, security and maintenance of the Parking Premises; and
     WHEREAS, the Ferry Operator is engaged in the business of fast ferry commuter service between, among others, the States of New Jersey and New York; and
     WHEREAS, the Ferry Operator has the facilities and the expertise necessary to provide all water-side services in connection with the Fast Ferry Service as more fully described below, including, but not limited to, high speed ferry vessels, crew, operation of vessels and maintenance of vessels; and
     WHEREAS, the Company has a Lease with the Borough of Keyport; and
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     WHEREAS, the Company as the successful bidder will execute certain agreements with the Borough of Keyport ("Ferry Service and Lease Agreement");
     NOW, THEREFORE, in consideration of the premises set forth above and the promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

IT IS AGREED AS FOLLOWS:

           ARTICLE ONE - MUTUAL AND EXCLUSIVE EFFORTS OF THE PARTIES

     1.01 The Company and the Ferry Operator shall fully cooperate with each other to provide the Parking Premises, bus/shuttle, ticketing, security and related services, vessels, crew and such other related operations to the end that the Fast Ferry Service shall be provided by the Company and the Ferry Operator in the Borough of Keyport pursuant to the terms of the bid proposal, Ferry Service and Lease Agreement and other agreements with the Borough of Keyport and the obligations set forth herein.
     1.02 Neither the Company, its principal owner, Michael J. Cummins, nor the Ferry Operator shall be involved in a Fast Ferry Service in the Borough of Keyport, in any capacity, with any other person or entity without the written consent of the other during the term of the Ferry Service and Lease Agreement with the Borough of Keyport, and any renewal or extension thereof, and for a period of three years after the termination of the Ferry Service and Lease Agreement and any renewal or extension thereof. It is the intention of the parties to provide the Fast Ferry Service exclusively with each other. The Company, its principal owner Michael J. Cummins, and the Ferry Operator each agree, provided that no default has occurred by either party, that it shall not, independently of the other, engage directly or indirectly, as owner, operator, consultant, contractor, agent, shareholder, officer, director, partner, member, lessor, lessee, service provider or in any capacity whatsoever in a Fast Ferry Service in the Borough of Keyport during the term of the Ferry Service and Lease Agreement with the Borough of Keyport, and any renewal or extension thereof, and for a period of three years after the termination of the Ferry Service and Lease Agreement and any renewal or extension thereof. Nothing contained herein shall prohibit the Ferry Operator from providing passenger ferry service from Keyport if the Company is no longer a successful bidder with the Borough of Keyport. Moreover, nothing contained herein will prevent the Company from entering into an agreement with another ferry operator in the event that Ferry Operator provides written notice to the Company that the Ferry Operator no longer desires to provide passenger ferry service from the Borough of Keyport. In

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the event the Company's financial obligations to the Borough increase, the parties hereto will renegotiate the financial terms hereof.

                   ARTICLE TWO - OBLIGATIONS OF THE COMPANY

     2.01 The Company shall provide to the Ferry Operator and its passengers full and complete access to and use of the Landing Site, the Pier and the Parking Spaces as those terms are defined and shown as Schedules to the Ferry Service and Lease Agreement. The Company shall comply with all of the requirements of the Ferry Service and Lease Agreement and shall pay the rent therein required to the Borough of Keyport.
     2.02 The Company shall, at its sole cost and expense, at all times during the term of the Ferry Service and Lease Agreement with the Borough of Keyport, and any renewal or extension thereof, provide and make available a paved, stoned and/or gravel parking lot or lots consisting of not less than three hundred
(300) free parking spaces, inclusive of the thirty-nine (39) parking spaces leased to it by the Borough of Keyport, for passengers embarking and debarking at the Keyport Waterfront utilizing the Fast Ferry Service, weekdays between the hours of 5:30 a.m. and 8:30 p.m., and weekends as needed for charter/special event services. Passengers shall be permitted to utilize the Parking Premises and park free of charge upon the Parking Premises during and between the hours of 5:30 a.m. and 8:30 p.m. The Company shall use its best efforts to keep the parking areas free of dust or mud by appropriate control methods.
     2.03 The Company shall, at its sole cost and expense, provide bus/shuttle service to and from the Parking Premises to the Keyport Waterfront for passengers utilizing the Fast Ferry Service, for any such portion of the Parking Premises which is more than 250 yards from the Keyport Waterfront.
     2.04 The Company shall, at its sole cost and expense, provide all parking attendants, parking security, parking maintenance, capital improvements and all other land services, equipment, supplies, and materials, which are reasonably required for the efficient operation, maintenance and improvement of the Parking Premises.
     2.05 The Company shall, at its sole cost and expense, employ, discharge, and supervise all employees or contractors required for the efficient operation, maintenance and improvement of the Parking Premises. All such personnel, except independent contractors and employees of independent contractors, shall be the employee of the Company and shall be paid solely by the Company.
     2.06 The Company shall, at its sole cost and expense, cause the Parking Premises to be operated, maintained, and repaired in accordance with sound management policies and local

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codes, and in a condition acceptable to the Ferry Operator at all times, including but not limited to prompt snow removal.
     2.07 The Company shall provide sufficient space to the Ferry Operator to construct and operate a ticket booth located at the Keyport Waterfront, the exact location of the ticket booth to be agreed upon by the parties. The Ferry Operator shall be responsible for all costs for the ticket booth.
     2.08 The Company agrees to assign in writing its rights under the Ferry Service and Lease Agreement to the Ferry Operator for use of the dock space and to permit the ferry vessels to dock at the Keyport Waterfront. No overnight docking or fueling is permitted.
     2.09 The Company shall, at its sole cost and expense, promptly comply with all requirements of the Borough of Keyport as may be required under the Ferry Service and Lease Agreement, the bid contract documents, or otherwise, and all laws, ordinances, orders, rules, regulations, and requirements of federal, state and municipal governments and appropriate departments, commissions, boards, and officers of these governments ("Legal Requirements") throughout the term of this agreement, regardless of whether said Legal Requirements are foreseen or unforeseen, ordinary or extraordinary.
     2.10 The Company shall, at its sole cost and expense, maintain: (1) general comprehensive broad-form general liability insurance in a minimum amount of Two Million ($2,000,000) Dollars against claims and liability for personal injury, death and property damage arising from the use, occupancy or condition of the Parking Premises; (2) workers compensation insurance covering all employees of the Company; and (3) such other insurance as the Borough of Keyport or the Ferry Operator may reasonably require from time to time. The insurance shall be carried by insurance companies authorized to transact business in New Jersey. The Ferry Operator shall be an insured under all insurance policies.
     2.11 The Ferry Operator shall not be liable for any loss, damage, or injury of any kind or character to any person or property arising from any use of the Parking Premises, or caused by or arising from any act or omission of the Company, or any of its agents, employees, licensees, or invitees, or by or from any accident, fire, or other casualty on the Parking Premises, or occasioned by the failure of the Company to maintain the Parking Premises in safe condition. The Company waives all claims and demands on its behalf against the Ferry Operator for any such loss, damage, or injury, and agrees to defend, indemnify and hold the Ferry Operator harmless from all liability for any loss, damage or injury to persons or property, and from all costs and expenses arising from any such claims or demands of persons concerning any loss, damage, or injury.

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               ARTICLE THREE - OBLIGATIONS OF THE FERRY OPERATOR

     3.01 The Ferry Operator shall, at its sole cost and expense, at all times during the term of the Ferry Service and Lease Agreement with the Borough of Keyport, and any renewal or extension thereof, have available ferry vessels which meet the criteria established by the Borough of Keyport as set forth in the Ferry Service and Lease Agreement.
     3.02 The Ferry Operator shall, at its sole cost and expense, at all times during the term of the Ferry Service and Lease Agreement with the Borough of Keyport, and any renewal or extension thereof, maintain the vessels in good condition and shall keep same in a clean, sightly, and healthy condition and in compliance with all applicable legal requirements.
     3.03 The Ferry Operator shall, at its sole cost and expense, employ, discharge and supervise all on- vessel employees or contractors required for the operation and maintenance of the ticket office and the ferry boat vessels and they shall be paid solely by the Ferry Operator.
     3.04 The Ferry Operator shall, at its sole cost and expense, provide , maintain and operate a ticket booth for the sale of tickets in connection with the Ferry Boat Service. All ticket sales proceeds for all uses of the ferry vessels shall be the property of the Ferry Operator.
     3.05 The Ferry Operator shall, at its sole cost and expense, promptly comply with all requirements of the Borough of Keyport as may be required under the Ferry Service and Lease Agreement, the bid contract documents, or otherwise, and all laws, ordinances, orders, rules, regulations, and requirements of federal, state and municipal governments and appropriate departments, commissions, boards, and officers of these governments ("Legal Requirements") throughout the term of this agreement, regardless of whether said Legal Requirements are foreseen or unforeseen, ordinary or extraordinary.
     3.06 The Ferry Operator shall, at its sole cost and expense, maintain: (1) general comprehensive broad-form general liability insurance in a minimum amount of Five Million ($5,000,000) Dollars against claims and liability for personal injury, death and property damage arising from the use, occupancy or operation of the ferry vessels; (2) workers compensation insurance covering all employees of the Ferry Operator; and (3) such other insurance as the Borough of Keyport or the Company may reasonably require from time to time. The insurance shall be carried by insurance companies authorized to transact business in New Jersey. The Company shall be an insured under all insurance policies.
     3.07 The Company shall not be liable for any loss, damage, or injury of any kind or character to any person or property arising from any use of the ferry vessels, or caused by or arising from any act or omission of the Ferry Operator, or any of its agents, employees, licensees, or invitees, or by or from any accident, fire, or other casualty on the ferry vessels, or occasioned

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by the failure of the Ferry Operator to maintain the ferry vessels in safe condition. The Ferry Operator waives all claims and demands on its behalf against the Company for any such loss, damage, or injury, and agrees to defend, indemnify and hold the Company harmless from all liability for any loss, damage or injury to persons or property, and from all costs and expenses arising from any such claims or demands of persons concerning any loss, damage, or injury.

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                         ARTICLE FOUR - CONSIDERATION

     4.01 In full consideration for the fulfillment of all of the Company's obligations, the Ferry Operator shall pay to the Company on or before the first (1/st/) and fifteenth (15/th/) days of each month, (if the 1/st/ or 15/th/ day of a month falls on a weekend or holiday, payment shall be made on the next business day) the following compensation:
       a. $1.50 for each one-way paid passenger trip for the first 620 paid passenger trips embarking or debarking at the Keyport Waterfront each day.
       b. $1.40 for each one-way paid passenger trip for each paid passenger trip over 620 and up to 820 embarking or debarking at the Keyport Waterfront each day.
       c. $1.30 for each one-way paid passenger trip for each paid passenger trip over 820 embarking or debarking at the Keyport Waterfront each day. As an example, if there are 1,000 passenger trips, the Ferry Operator shall pay $1.50 for the first 620 passengers, $1.40 for the next 200 passengers, and $1.30 for the last 180 passengers.
       d. $1.00 per paid passenger on all charter/special event excursions originating from the Keyport Waterfront.
     4.02 The compensation schedule set forth above in 4.01 shall be good for twelve (12) months. In the event that the Borough of Keyport renews and/or extends the Ferry Service and Lease Agreement with the Company, then the Company shall be entitled to a three (3%) percent increase in the compensation schedule upon the commencement of each such renewal and/or extension, but in not event more frequently than every two years.
     4.03 As security for the Ferry Operator's obligation to pay to the Company, the Ferry Operator shall deposit with the Company: (i) on or before October 15, 2001, a Twenty Thousand ($20,000) Dollar performance bond or letter of credit to the Company for passenger trips from the Keyport waterfront; and (ii) on or before November 15, 2001, a Fifty Thousand ($50,000) Dollar performance bond or letter of credit to the Company for passenger trips from the Keyport waterfront.

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                       ARTICLE FIVE - EVENTS OF DEFAULT

     5.01 Any one or more of the events listed in subparagraphs (a) through (f) below shall constitute a default under this agreement.
       a. The Company's failure to provide and make available at all times a paved, stoned and/or gravel parking lot or lots consisting of not less than three hundred (300) free parking spaces, inclusive of the thirty-nine (39) parking spaces leased to it by the Borough of Keyport, for passengers utilizing the Fast Ferry Service.
       b. The Ferry Operator's failure to pay the compensation set forth in
          Article 4.01 within ten (10) days after the compensation becomes due and payable in accordance with the terms of this agreement and after a failure to cure the default within five (5) days of written demand therefore.
       c. Either party's failure to observe or perform or cause to be observed or performed any other term under this agreement, or under the Ferry Service and Lease Agreement with the Borough of Keyport, and continuation of this failure for a period of fifteen (15) days after written notice to such party specifying the nature of the failure. However, a failure as described in this subparagraph shall not constitute a default if it is curable but cannot with reasonable diligence be cured by the failing party within a period of fifteen
          (15) days, and if the failing party proceeds to cure the failure with reasonable diligence and in good faith.
       d. The Company's abandonment of the Parking Premises.
       e. The filing of a petition in bankruptcy or insolvency, for reorganization or the appointment of a receiver or trustee of all or a portion of either the Company's or the Ferry Operator's property, by or against either the Company or the Ferry Operator, in any court pursuant to any statute either of the United States or of any state; and the failure to secure a dismissal of the petition within sixty
          (60) days after its filing.
       f. The Company renewing or extending the Ferry Service and Lease Agreement with the Borough of Keyport without the written consent of the Ferry Operator.
     5.02 Should the Company fail for any reason for any period of time to provide a minimum of three hundred (300) free parking spaces, inclusive of the thirty-nine (39) spaces leased to it by the Borough of Keyport, in accordance with this agreement, the Ferry Operator shall be permitted to secure substitute parking arrangements for said period of time and to take a credit for the cost of same against the compensation set forth in Article 4.01, not to exceed Two

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Hundred Sixty ($260) Dollars per space per year.  In addition thereto, the Ferry
Operator shall provide notice of said default to the Company and the Company shall have sixty (60) days within which to provide a minimum of three hundred
(300) free parking spaces. If the Company is not able to provide a minimum of three hundred (300) free parking spaces within the sixty (60) day period, the Ferry Operator shall have the right to either (i) continue to secure substitute parking arrangements and take a credit for the cost thereof against the compensation set forth in Article 4.01, not to exceed Two Hundred Sixty ($260) Dollars per space per year
     5.03 Subject to the requirements of the Ferry Service and Lease Agreement, if any event creating default occurs and is not cured within the applicable time period, the non-defaulting party may elect to terminate this agreement after thirty (30) days from the date of service of notice of the election to terminate. If the notice of election to terminate is given, then at the expiration of the thirty (30) days all rights, title, and interest of the defaulting party shall terminate and the rights of such defaulting party in the Ferry Service and Lease Agreement shall be assigned to the non-defaulting party. In such event the non-defaulting party shall have the right to provide all of the services pursuant to the Ferry Service and Lease Agreement. In addition thereto, the parties shall be entitled to pursue all remedies available at law or equity.
     5.04 In the event that the Company is declared to be in default under either the Ferry Service and Lease Agreement by the Borough of Keyport or any third party agreement for the provision of the Parking Premises, or any portion thereof, the Company shall provide notice of said default to the Ferry Operator within forty-eight (48) hours of receiving said notice, and the Ferry Operator shall have the right to cure any said default and to take a credit for the cost of same against the compensation set forth in Article 4.01.
     5.05 In the event of a dispute, the parties agree to exercise their best efforts to resolve the dispute between themselves. Self-help remedies, such as denying access to the Parking Premises or failure to provide a ferry boat, are prohibited. Any party harmed by any such action, shall be entitled to seek injunctive relief in the Superior Court of New Jersey.

                       ARTICLE SIX - GENERAL PROVISIONS

     6.01 The failure of any party to seek redress for violation of, or to insist on the strict performance of any covenant, agreement, term, provision, or condition of this agreement shall not constitute a waiver of the covenant, agreement, term, provision, or condition.
     6.02 No provision of this agreement shall be deemed to have been waived, unless the waiver is in writing and signed by the party against whom enforcement is sought.

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     6.03 This agreement contains the entire agreement between the Company and the Ferry Operator, and any agreement made after the execution of this agreement between the Company and the Ferry Operator shall be ineffective to change, modify, waive, release, discharge, terminate, or effect a surrender or abandonment of this agreement, in whole or in part, unless that agreement is in writing and signed by the party against whom enforcement is sought.
     6.04 All notices and demands of any kind that either party may be required or may desire to give to the other in connection with this agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, with postage fully prepaid, and addressed to the party to be served at the party's address as set forth above, or by a nationally recognized overnight express mail company. Any notice shall be deemed received on first attempted delivery. Any party may change the address to which notices to such party are to be directed by notice given in the manner provided in this paragraph 6.04.
     6.05 If any term, covenant, or condition of this agreement shall be invalid or unenforceable to any extent, the remainder of the terms, covenants, and conditions of this agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
     6.06 This agreement shall inure to the benefit of and be binding on the parties and their respective representatives, successors, and assigns except as otherwise provided in this agreement.
     6.07 This agreement may not be assigned by either party without the other parties' consent, which shall not be unreasonably withheld.

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     6.08  This agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey. The parties agree that jurisdiction and venue for any litigation shall lie exclusively in the Superior Court of New Jersey, County of Monmouth or the United States District Court for the District of New Jersey in Newark, New Jersey.
     6.09. The term of this Agreement is one (1) year.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date above first written.

Witness/Attest                      Lighthouse Fast Ferry, Inc.

/s/
__________________________

                                        By: /s/ Anthony Colasanti
                                            _____________________________

                                    ________

                                    Keyport Fast Ferry, LLC
/s/
__________________________

                                        By: /s/ Michael J. Cummins 9-28-01
                                            ______________________________

                                    ________

/s/                                 /s/ Michael J. Cummins 9-28-01
__________________________          ____________________________________
                                    Michael J. Cummins
                                    (Signing as to Article 1.02)

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